Exhibit 10.1

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE DISCLOSURE OF THAT INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

September 22, 2023

Via Email to [***]

Pavitar Singh
[***]
[***]
[***]

Re:    Separation Agreement

Dear Pavitar

This letter sets forth the terms of the separation agreement (the “Agreement”) between you, Sprinklr Middle East (“Sprinklr UAE”), and its parent and/or affiliate company, Sprinklr, Inc. (the “Company”). The Agreement, inter alia, reflects the parties’ intention to reaffirm the surviving obligations of your Contract of Employment with Sprinklr UAE, dated February 2, 2023 (the “Employment Contract”), except as modified below, sets forth terms in relation to your Equity Awards (defined below), and provides certain mutual releases and waivers.

1.Definitions and Interpretation.

Group Company means the Company and/or Sprinklr UAE, any partnership, corporation and/or undertaking that is authorized to carry the name “Sprinklr” and any company, partnership, sole establishment or other entity controlled by, controlling or in common control with, the Company and/or Sprinklr UAE or, if applicable, their parent. A person, company, partnership or other entity shall be deemed to control another person, company, partnership or other entity if the former person, company, partnership or other entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other person, company, partnership or other entity whether through the ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise, and Group Companies shall be interpreted accordingly.

Labour Law means UAE Federal Law No. 33 of 2021, as amended.

Relevant Personnel means any former or existing partner, member, officer, employee, or consultant of the Company, Sprinklr UAE and/or any Group Company.

2.Separation Date. On July 18, 2023, you resigned from your role as the Chief Technology Officer of the Company (“CTO”), and the resignation was accepted by the Company. Accordingly, your employment with Sprinklr UAE was terminated effective on August 18, 2023 (the “Separation Date”).

3.Equity. You have been granted certain time-based vesting restricted stock units (“RSUs”), performance-based vesting restricted stock units (“PSUs”) and options to purchase shares of the Company’s Class B common stock (“Options” and together with the RSUs and PSUs, the “Equity Awards”) pursuant to the Company’s applicable equity incentive plan(s), RSU agreements, PSU agreements, or Option agreements, and other grant documents (collectively, the “Award Documents” and each individually, an “Award Document”).

The Equity Awards have ceased vesting as of the Separation Date.

Reference is made to your Rule 10b5-1 Trading Plan (“Trading Plan”), which was adopted on April 14, 2023, and terminated early by you, in accordance with its terms, as of the close of business on September 13, 2023. Notwithstanding the 45-day waiting period set forth in Part III, Section D(4)(b) of the Trading Plan, the Company and Sprinklr UAE acknowledge and agree that you may freely purchase, sell, convert or transfer any Company securities, subject to applicable legal requirements, as of Tuesday, October 17, 2023. The Company and Sprinklr UAE will promptly, and no later than 2 (two) days from the date hereof, notify the foregoing to MSSB (as defined in the Trading Plan) and do all such other reasonable acts to give effect to the foregoing.

Effective as of the Separation Date, the Company will extend the period of time during which you are permitted to exercise all of your vested Options until August 18, 2024.  Except as expressly set forth in this Agreement and subject to Clause 6 of this Agreement, the Equity Awards remain subject to the terms of the Award Documents.
4.Continuing Obligations.

I.You acknowledge and agree that the confidentiality obligations under Clause 14 of your Employment Contract will continue to apply after the Separation Date. You also acknowledge and agree that in the event any future cooperation is provided by you to any Group Company, without having any obligation to do so, in respect of any pending or future matter in which you have knowledge or information shall amount to “Confidential Information” for the purposes Clause 14 of the Employment Contract. Notwithstanding anything contained herein or in the Employment Contract, it is agreed and acknowledged that you shall be permitted at all times to:

(a)report a suspected criminal offence to the police or any law enforcement agency or co-operate with the police or any law enforcement agency regarding a criminal investigation or prosecution; and/or

(b)whether required to or not, make a disclosure to, or co-operate with any investigation by a regulator or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing); and/or

(c)disclose any information to your professional advisors, legal counsel and/or consultants; and/or

(d)disclose any information for the purpose of exercising or enforcing any rights available to you under this Agreement or the Employment Contract or otherwise under law or contract; and/or

(e)make any disclosure as required by law.

II.You acknowledge and agree that the obligations to return property belonging to Sprinklr UAE under clause 16 of your Employment Contract will continue to apply after the Separation Date and, in particular, your obligation to return any laptops which are owned by Sprinklr UAE. The Relevant Personnel and Group Company, as applicable, will procure and facilitate the deletion of your personal and/or family data not related to your employment (for example, medical records, personal financial data and information, photographs, and other reasonable personal material), at the time of return of such equipment and laptops.

III.You acknowledge and agree that the restrictive covenants under Clause 17 of your Employment Contract will continue to apply after the Separation Date, and you agree to continue to adhere to these provisions for a period of 12 (twelve) months from the Separation Date. It is hereby agreed and acknowledged that the restrictive covenants under Clause 17 of your Employment Contract shall cease to be binding on you upon the expiry of 12 (twelve) months from the Separation Date.

5.No Admissions or waiver. Other than as expressly set forth herein, the promises and payments in consideration of this Agreement shall not be construed to be an admission or waiver of any liability or obligation by either party to the other party, and neither party makes any such admission or waiver.

6.Mutual Waiver of Claims.

I.In consideration of our waiver at Clause 6(II) and promises by Sprinklr UAE and the Company pursuant to Clause 3, you hereby confirm and accept (unconditionally and irrevocably) that the terms of this Agreement are in full and final settlement of any and all claims, costs, expenses or rights of action of any kind, whether contractual, statutory (whether under the Labour Law or otherwise), common law or otherwise, whether or not they are or could be in the contemplation of the parties at the date of this Agreement, and whether having already occurred in the UAE or in any other country in the world or not, which you have or may have against any Group Company or any Relevant Personnel arising out of or in connection with your employment with any Group Company and/or its termination, with the exception of claims arising out of or attributable to: (i) any Group Company’s or Relevant Personnel’s breach of any terms and conditions of this Agreement; (ii) any commission by any Group Company or Relevant Personnel of criminal activities and/or fraud; and (iii) any claims that cannot be released as a matter of law.

II.In consideration for your promises and acknowledgements under this Agreement and waiver at Clause 6(I), the Company and Sprinklr UAE (including on behalf of each Group Company) hereby confirm and accept (unconditionally and irrevocably) that the terms of this Agreement are in full and final settlement of any and all claims, costs, expenses or rights of action of any kind, whether contractual, statutory (whether under the Labour Law or otherwise), common law or otherwise, whether or not they are or could be in the contemplation of the parties at the date of this Agreement, and whether having already occurred in the UAE or in any other country in the world or not, which any Group Company has or may have against you arising out of or in connection with your employment with any Group Company and/or its termination with the exception of claims arising out of or attributable to: (i) your breach of any terms and conditions of this Agreement and, in particular, a breach of your obligations under Clause 4 and/or Clause 7; (ii) any commission by you of criminal activities and/or fraud that occurred during your employment with any Group Company; and (iii) any claims that cannot be released as a matter of law.

7.Intellectual property.

I.As provided in your Employment Contract, you agree that any work products, including patents, designs, copyright and trade marks (the “Intellectual Property”) created by you or with your assistance in the course of your employment with any Group Company are, from the date of creation, the sole and exclusive property of the Group Company, free of any claim or right of retention by you.

II.You acknowledge that all right, title and interest in and to the Intellectual Property are related to the activities of the Group Company and that you have been directly or indirectly instructed by the Group Company to develop the Intellectual Property. You acknowledge that you have used the experience, information, tools, machines, or materials of the Group Company to create the Intellectual Property. You acknowledge that such Intellectual Property rights vest absolutely and automatically in the Group Company as from the date of creation. You agree that you will not, at any time, during or after the term of this Agreement, dispute such ownership.

III.To the extent that the applicable laws of any country do not permit any of the Intellectual Property Rights in the Intellectual Property to vest in the Group Company immediately from the date of creation, from the time of creation until any formal assignment of those rights to the Group Company, you agree to grant to the Group Company an exclusive, fully paid-up, royalty-free, transferable, global, perpetual, irrevocable license for any purpose whatsoever including, but not limited to, the right to exploit, copy, use, reproduce, distribute, publicly display, modify and sub-license such rights through multiple tiers of sub-licensees, the Intellectual Property Rights in the Intellectual Property to the fullest extent permitted by applicable law.

IV.You agree that you will provide full and clear disclosure (including written code in respect of computer software, drawings, technical instructions, application instructions etc. to the extent that may be available with you) relating to the Intellectual Property by the Separation Date to enable the Group Company to exploit the Intellectual Property and to enable registration of the Intellectual Property. You agree also to provide these materials and any related information or data to the Group Company, on the request of the Group Company should further information be necessary for the purposes of registering the Intellectual Property rights. You undertake to hand over all records and information relating to Intellectual Property whether in physical or machine readable form as may be available with you. You further undertake that you will not keep a copy of any Intellectual Property, or records and information relating thereto.

V.At the request and sole expense of the Group Company, you agree that you will execute all documents and do all things which may, in the opinion of the Group Company, be necessary or desirable for obtaining patent or other protection for the Intellectual Property and for vesting the same in the Group Company. You further agree that you will, if requested, assist the Group Company (at the Group Company’s sole cost) in protecting the Intellectual Property.

8.Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you, Sprinklr UAE and the Company (including on behalf of each Group Company) with regard to this subject matter. This Agreement reaffirms the surviving obligations of the Employment Contract, except as modified, waived or released herein, and supersedes all previous agreements, understandings or discussions (whether oral or written) with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of each of the Company and Sprinklr UAE. This Agreement will bind the heirs, personal representatives, successors and assigns, as the case may be, of both you, the Company and/or Sprinklr UAE and each Group Company, and inure to the benefit of both you and the Company and/or Sprinklr UAE, yours and their heirs, successors and assigns, as the case may be. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement shall be construed and enforced in accordance with the laws of the UAE as applicable in the Emirate of Dubai without regard to conflicts of law principles. The parties agree that the Dubai courts shall have exclusive jurisdiction to settle any dispute or claim that arise out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims). Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures or other transmission method shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below and return the original to me by September 22, 2023.

We wish you the best in your future endeavors.

Sincerely,

Sprinklr Middle East                Understood and Agreed:

/s/ Laura Acton    /s/ Pavitar Singh
Laura Acton             Pavitar Singh
By way of Power of Attorney

Sprinklr, Inc.

/s/ Jacob Scott
Jacob Scott
General Counsel and Corporate Secretary
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